UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2006
GOLDEN GRAIN ENERGY, LLC
(Exact Name of Registrant as Specified in Charter)

Iowa (State or other jurisdiction of incorporation)	000-51177 (Commission File Number)	02-057361 (IRS Employer Identification No.)

1822 43rd St. SW Mason City, IA (Address of principal executive offices)	50401 (Zip Code)
(641) 423-8525
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement: Credit Facility
     On November 14, 2006, Golden Grain Energy, LLC (the “Company”) entered into a Master Amended and Restated Credit Agreement with Home Federal Savings Bank. This Master Credit Agreement constituted a $77,000,000 comprehensive credit facility with three parts: (i) a restructured term loan from the original ethanol plant construction; (ii) a restructured letter of credit; and (iii) a new term loan to finance the Company’s expansion project. A copy of the Master Amended and Restated Credit Agreement is furnished as Exhibit 10.1 to this report. These credit facilities are secured by a mortgage in favor of Home Federal in the amount of $77,000,000.
     The Master Credit Agreement supplies terms that are applicable to all of the financing instruments issued by Home Federal. In addition to the Master Credit Agreement, the Company executed three supplements to the Master Credit Agreement that each set out the terms of the three separate financing instruments issued by Home Federal to the Company.
     The First Supplement to the Master Amended and Restated Credit Agreement restructured the Company’s existing debt from its plant construction in 2004. The original amount of the loan issued by Home Federal for plant construction was $32,000,000. On November 14, 2006, when the First Supplement was executed, there was an outstanding balance on the original loan of $15,746,744. Pursuant to Supplement One, the Company’s monthly payment for this loan is $222,206.58 as adjusted from time to time based on changes to the prime rate. The maximum interest rate chargeable pursuant to the First Supplement prior to April 1, 2008 is 8% per year and the maximum thereafter is 10% per year. Prepayment of this loan is subject to a prepayment fee charged by Home Federal. The maturity date of this loan is March 1, 2015. A copy of the First Supplement to the Master Amended and Restated Credit Agreement is furnished as Exhibit 10.2 to this report.
     The Second Supplement to the Master Credit Agreement amends the Company’s existing revolving letter of credit with Home Federal. The amount available to the Company pursuant to the letter of credit is $15,000,000 through October 31, 2007 and then decreases each year until the letter of credit’s maturity date of August 1, 2017. The amount of interest chargeable pursuant to the letter of credit is the prime rate minus a percentage that is calculated based on the ratio of the Company’s total indebtedness to its tangible net worth. There is an annual fee for the letter of credit of 1% of the yearly amount available under the letter of credit. A copy of the Second Supplement to the Master Amended and Restated Credit Agreement is furnished as Exhibit 10.3 to this report.
     The Third Supplement to the Master Credit Agreement is a new loan for the Company’s ethanol plant expansion. The amount of the loan is $30,000,000. The Company can select to pay interest based either on a fixed rate or the prime rate minus a percentage calculated based on the ratio of the total debt of the Company versus the Company’s tangible net worth. This loan is subject to a prepayment fee payable to Home Federal. The loan’s maturity date is August 1, 2017. A copy of the Third Supplement to the Master Amended and Restated Credit Agreement is furnished as Exhibit 10.4 to this report.
Item 2.02 Results of Operations and Financial Condition.
     On November 16, 2006, the Company issued a press release announcing financial results for its fiscal year ended October 31, 2006. A copy of this press release is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

10.1	Master Amended and Restated Credit Agreement
10.2	First Supplement to the Master Amended and Restated Credit Agreement
10.3	Second Supplement to the Master Amended and Restated Credit Agreement
10.4	Third Supplement to the Master Amended and Restated Credit Agreement
99.1	Press Release dated November 16, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC
November 16, 2006	/s/ Christine Marchand
Date	Christine Marchand, Chief Financial Officer